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Exhibit 99.7


RECYCLING INDUSTRIES, INC. COMPLETES ACQUISITION OF PEANUT CITY IRON & METAL COMPANY


(June 2, 1998) - ENGLEWOOD, Colorado - Recycling Industries, Inc., (NASDAQ-NMS:
RECY), a company engaged in the acquisition, consolidation, and operation of metals recycling companies today announced that it has completed the acquisition of Peanut City Iron & Metal Company located in Suffolk, VA.

Peanut City Iron & Metal focuses on the retail and commercial accounts servicing eastern North Carolina and the western Hampton Roads, Virginia area. Peanut City services local industrial scrap producers and has a reputation of exemplary customer service. Peanut City is a full service facility that has a wide variety of ferrous and non-ferrous processing equipment.

Tom Wiens, Chairman and CEO of Recycling Industries, said, "Peanut City Iron & Metal will enhance the operations of Recycling Industries and will continue to increase our strong regional presence in Virginia. With the closing of Peanut City, Recycling Industries owns and operates 41 facilities in twelve states. We are very pleased to have them as an addition to our fine team."

Recycling Industries, Inc. is a rapidly growing consolidator of metals recycling companies, providing quality, value-added products and services to its customers. Recycling Industries is actively pursuing the acquisition, financing, and integration, of metals recycling companies. Based in Englewood, Colorado, Recycling Industries owns and operates metals processing facilities in Arkansas, Georgia, Illinois, Iowa, Missouri, Nevada, North Carolina, Oklahoma, South Carolina, Texas, Virginia, and Wisconsin.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary markets; disruptions in the Company's operations from acts of God or extended maintenance; transportation difficulties; the termination of previously announced acquisitions; and the unavailability of financing to complete management's plans and objectives, including the completion of previously announced acquisitions.